Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-33199) pertaining to the Chicago Bridge & Iron Savings Plan of our report dated June 18, 2008, with respect to the statement of net assets available for benefits as of December 31, 2007 of the Chicago Bridge & Iron Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.
/s/ Ernst & Young L.L.P.
Houston, Texas
June 18, 2009